EXHIBIT 10.7

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Maxygen, Inc. 200 Penobscot Drive Redwood City, CA 94063 650.298.5300 main 650.364.2715 fax www.maxygen.com

February 18, 2005

Dr. John Grate

Codexis, Inc.

200 Penobscot Drive

Redwood City, CA 94063

Dear John:

I acknowledge your letter dated February 17, 2005, retracting the letter dated January 6, 2005 from Tassos Gianakakos.

This will confirm our agreement reached in our meeting of February 18, 2005 that, based on Codexis’ representations in its letter dated February 8, 2005 regarding the expenditures made by Codexis, Inc. and Cargill, Inc. with respect to 3-HP, Codexis has satisfied the requirements of Section 2.1.6(a) of the License Agreement entered March 28, 2002, between Codexis and Maxygen, as amended, for Subfield I, Category (b) set forth on Exhibit G to the License Agreement.

Accordingly, Maxygen agrees that, as of the date of this letter, [*] monomers that are amino carboxylic acids, hydroxy carboxylic acids, olefinic carboxylates and/or hydroxy acids, shall be Supplemental Products (as defined in the Agreement) that may be used to make polymers (excluding polymers for use for [*] and/or [*]).

Please indicate Codexis’ agreement to the foregoing by countersigning below.

Yours sincerely,

/s/ Michael Rabson
Michael S. Rabson

UNDERSTOOD AND AGREED
BY CODEXIS, INC.

By:	/s/ John H. Grate
Name:	John H. Grate
Title:	VP, R&D and CTO
Date:	3-4-05